EXHIBIT 99.1

Walker & Dunlop to Acquire CWCapital LLC

•                  Combination creates one of the largest commercial real estate lenders in the nation with $7.7 billion of commercial real estate loan originations in 2011

•                  Aggregate servicing portfolio of combined entity exceeds $33.7 billion

•                  Creates the 2nd largest multifamily lender and 8th largest commercial real estate lender in the United States

Bethesda, MD — June 8, 2012 — Walker & Dunlop, Inc. (NYSE: WD) (“the Company”) announced today that it entered into a definitive agreement to acquire CWCapital LLC (“CWCapital”), an operating subsidiary of CW Financial Services LLC (“CW Financial”), which is wholly owned by funds managed by affiliates of Fortress Investment Group LLC (NYSE:FIG) (“Fortress”).  The purchase price will total $220 million, $80 million in cash and approximately $140 million in Walker & Dunlop stock, subject to potential adjustment based on changes in the Company’s stock price pending closing. Upon the transaction’s close, it is expected that CW Financial will become the Company’s largest shareholder.

CWCapital is a leading lender to the multifamily, healthcare and commercial real estate industries with in-house origination capabilities for Fannie Mae, Freddie Mac, HUD, life insurance companies and conduits. CWCapital originated $3.7 billion of loans in 2011.  Founded in 1972 in Needham, MA, CWCapital currently has approximately 180 employees, services $16.8 billion in commercial mortgages, and has closed over $20 billion in commercial real estate financing since 1994.  Michael Berman, CEO of CWCapital, will take a senior leadership role at Walker & Dunlop.

“We are thrilled to announce this acquisition.  CWCapital is an exceptional company with an outstanding team and a corporate culture very similar to Walker & Dunlop’s,” commented Willy Walker, Chairman, President and CEO of Walker & Dunlop.  “The combined company will be one of the largest commercial real estate lenders in the United States,” Walker continued.  “CW’s people, credit discipline, and client focus are highly regarded throughout the industry.  It’s a wonderful accomplishment to bring these two fantastic companies together and create a true industry force.”

“This is an exciting opportunity that will bring together two exceptional teams,” said Michael Berman. “The greatest strength of these companies is our people, and this combination will position Walker & Dunlop for substantial future growth.”

“In Walker & Dunlop, we have found an excellent partner to ensure the continued development of CWCapital’s strong business. We believe that the combined franchise has enormous potential, and we are pleased to become a major shareholder of Walker & Dunlop,” said Pete Briger and Wesley Edens, co-Chairmen of Fortress Investment Group.

The transaction is expected to close within 90-120 days and is subject to stockholder, governmental and regulatory approvals.

Walker & Dunlop will host a conference call to discuss the transaction today Friday, June 8, 2012 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (800) 895-4790 from within the United States or (785) 424-1071 from outside the United States and are asked to reference the Conference ID: WALKER. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the transaction that will be referred to during the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT June 8, 2012 through June 15, 2012. Please call (800) 283-4216 from the United States or (402) 220-9033 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Rule 14a-12 Legend

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the issuance of the Company’s shares. Information about the directors and executive officers of the Company and their ownership of the Company’s shares is set forth in the definitive proxy statement for the Company’s 2012 annual meeting of stockholders, filed by the Company with the SEC on April 26, 2012, and in the Company’s statements of changes in beneficial ownership filed on Form 4.

Investors can obtain more information when the proxy statement relating to stockholder approval of the Company’s issuance of shares in connection with the acquisition of CWCapital becomes available.  This proxy statement, and any other documents filed by the Company with the Securities and Exchange Commission (the “SEC”), may be obtained free of charge at the SEC’s website at www.sec.gov or the Company’s website at www.walkerdunlop.com. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. Walker & Dunlop’s proprietary Interim Loan Program provides financing for multifamily properties that do not currently qualify for permanent financing. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investments group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Contacts:

Investors:	Media:

Claire Harvey	Susan Weber

Vice President, Investor Relations	Vice President, Marketing

Phone: 301/634-2143	Phone: 301/215-5515

charvey@walkerdunlop.com	sweber@walkerdunlop.com